EXHIBIT 10.47
LEASE
     THIS LEASE is made by and between Landlord and Tenant, who agree as follows:
1.	Basic Lease Provisions
1.1	Landlord: CD Partners L.L.C., a Michigan limited liability company

1.2	Landlord’s Office:	39000 Country Club Drive Farmington Hills, Michigan 48331
1.3	Tenant: Mercantile Bank of Michigan, a Michigan Banking Corporation

1.4	Lease Date: October 2, 2007

1.5	Building: A 12,006 square foot building on an approximately 1.88 acre parcel of land commonly known as 28350 Cabot Drive Novi, Michigan 48377; see Exhibit A-1

1.6	Premises: All of the Building, site improvements and land; see Exhibit A-1

1.7	Rentable Floor Area of Premises: 12,006 Useable / 12,006 Rentable Square Feet

1.8	Term:	Five (5) full Lease Years after the Commencement Date
One (1) Option Term of Five (5) full Lease Years
1.9	Scheduled Occupancy Date: Thirty (30) days after the issuance of a building permit for the Tenant Improvements by the City of Novi (see §2.5)

1.10	Termination Date: Five (5) full Lease Years after the Commencement Date unless the Option Term is exercised in accordance with the terms hereof

1.11	Annual Base Rent: $159,084.00 for the first Lease Year. See Exhibit A-2

1.12	Monthly Installment of Base Rent: $13,257.00 for the first Lease Year. See Exhibit A-2

1.13	Security Deposit: None

1.14	Designated Use: Office use and retail branch bank use

1.15	Rules & Regulations: Exhibit D

1.16	Guarantor: None
2.	Premises
         2.1 Landlord leases to Tenant, and Tenant leases from Landlord, the Premises described in Section 1.6, which will consists of a Building described in Section 1.5 and other improvements on the land (the “Land”) shown on the Site Plan attached hereto as Exhibit A (the Land, Building and other improvements are collectively referred to as the “Premises”). Tenant agrees that the Premises shall be deemed to include the number of rentable square feet set forth in Section 1.7 and in no event shall Tenant have the right to challenge, demand, request or receive any change as a result of any claimed or actual error or omission in the square footage of the Premises. Landlord reserves the right at any time and from time to time to make alterations or additions to the Building or the Premises, and to demolish improvements on and to build additional improvements on the land surrounding the

Building, in its sole discretion without the consent of Tenant and the same shall not be construed as a breach of this Lease provided the same does not have a material adverse effect on Tenant’s use of the Premises including but not limited to, any material blocking of the view of the Premises from adjacent streets and from the parking lot.
     2.2 Landlord shall undertake certain renovations to the Building for the Tenant’s occupancy of the Premises (the “Tenant Improvements”) consistent with the approved plans and specifications for the Tenant Improvements attached hereto as Exhibit B and made a part hereof. Landlord shall provide an allowance for a portion of the Construction Costs of completion of the Tenant Improvements up to a maximum total charge of $63,030.00 (the “Tenant Improvement Allowance”). Tenant shall be responsible and shall pay to Landlord all Construction Costs of completion of the Tenant Improvements in excess of the Tenant Improvement Allowance within thirty (30) days of an invoice therefore from Landlord. “Construction Costs” shall mean all hard costs and soft costs of construction including all labor and materials, all engineering costs, the cost (including all governmental fees) of obtaining building permits and other permits and licenses, costs due to winter conditions, developer’s/general contractor’s fee (10% of total costs) and other costs paid or incurred by Landlord to permit and build the Tenant Improvements. If Landlord determines that the Tenant Improvements cannot be constructed in the ordinary course of business on or before the Scheduled Occupancy Date, then any resulting delay shall be considered a Tenant Delay. If Landlord fails to complete construction of the Tenant Improvements within sixty (60) days after the issuance of a building permit for the Tenant Improvements by the City of Novi because of a Landlord delay, then Tenant shall have the right to complete construction of the Tenant Improvements in accordance with the Tenant Improvement Plans and Specifications. In addition, if Landlord fails to complete all punch list items within thirty (30) days after Tenant’s timely delivery of the punch list, then Tenant shall have the right to complete construction of the punch list items. All material changes from the Tenant Improvement Plans and Specifications which Landlord determines may be necessary during construction shall be submitted to Tenant for Tenant’s approval or rejection. If Tenant fails to notify Landlord of Tenant’s approval or rejection of such changes within five (5) days of receipt thereof, Tenant shall be conclusively deemed to have approved such changes. Landlord shall construct the Tenant Improvements in accordance with all applicable laws, rules or regulations of any governmental authority.
     2.3 Landlord shall not be required to expend any amounts in excess of the Tenant Improvement Allowance in order to construct the Tenant Improvements. The charges for the Tenant Improvements shall include all Construction Costs, but shall exclude any financing costs.
     2.4 Any change to the approved Tenant Improvement Plans and Specifications desired by Tenant will be subject to Landlord consent which will not be unreasonably withheld, and must be set forth in a written change order signed by Landlord and Tenant that describes in detail the change, an estimate of the additional construction time, if any, that will be required to complete the Tenant Improvements as a result of the change, and an estimate of the Construction Costs to be incurred as a result of such change order. Once submitted, the change order must be approved by Tenant in writing (including Tenant’s agreement to pay the actual excess Construction Costs) within seven (7) days or else the change order shall be deemed rejected. Also, all delivery dates which Landlord has obligated itself to satisfy shall be extended one day for each day of additional construction time that is required as a result of a Tenant initiated change order, it being agreed that Landlord shall have no obligation to do any work described in a change order on an overtime basis to avoid incurring construction delays. If Landlord elects not to amortize all or some portion of the excess Construction Costs, Tenant shall pay Landlord, within five (5) days of request for such payment (which request will come no more than monthly), such excess Construction Costs to be incurred as a result of any Tenant change order, if any.
     2.5 Landlord intends to construct the Tenant Improvements and deliver the Premises “ready for occupancy” (as defined below) to Tenant on or before the Scheduled Occupancy Date set forth in Paragraph 1.9, subject to Force Majeure and Tenant Delays (each as defined below). The Premises will be conclusively deemed “ready for occupancy” on the earlier to occur of when: (i) the work to be done under this Section has been substantially completed and after the issuance of a conditional or temporary certificate of occupancy for the Premises by the appropriate government agency within whose jurisdiction the Building is located, or (ii) when Tenant takes possession of the Premises. The Premises will not be considered unready or incomplete if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done within the Premises, or if interior finish, architectural details or similar work requested by Tenant remains incomplete. In addition, if in good faith Landlord is delayed or hindered in any construction (including punch list items) by any labor dispute, strike, lockout, fire, unavailability of material or other ordinary construction delay, severe weather, acts of God, restrictive governmental laws or regulations, riots, insurrection, war or other casualty or events of a similar nature beyond its reasonable control (“Force Majeure”), the date for the delivery of the Premises to Tenant “ready for occupancy” shall be extended for the period of delay caused by the Force Majeure or Tenant Delay (as defined below). If Landlord is delayed or hindered in construction (including punch list items) as a result of change orders or other requests by, or acts or omissions of, Tenant (“Tenant Delay”), the date for the delivery of the Premises to Tenant “ready for occupancy” shall be extended by the number of days of delay caused by Tenant Delay. The date Landlord delivers the Premises to Tenant “ready for occupancy” is herein referred to as the “Occupancy Date.” Landlord shall not be subject to any liability for failure to deliver possession of the Premises to Tenant “ready for occupancy” on the Scheduled Occupancy Date and the validity of the Lease shall not be impaired by such failure. By occupying the Premises, Tenant will be deemed to have accepted the Premises and to have acknowledged that they are in the condition called for in this Lease, subject only to “punch list” items (as the term “punch list” is customarily used in the construction industry in the area where the Building is located) identified by Tenant by written notice delivered to Landlord within thirty (30) days after the date Landlord tenders possession of the Premises to Tenant. Landlord agrees to use reasonable efforts to complete all punch list items within thirty (30) days after the timely delivery of the punch list.
3.	Term
     3.1 Possession of the Premises will be delivered to Tenant on the Occupancy Date. Tenant may permit one or two of its officers to use temporary space in the Premises prior to the Occupancy Date. Landlord shall coordinate Tenant’s early access with the construction schedule and the City of Novi inspection process. Tenant’s access shall be subject to reasonable guidelines, rules and requests communicated by Landlord to Tenant from time to time, Tenant shall arrange and pay for the switching of the utilities to Tenants name and billing account, Tenant shall thereafter pay all utilities, and Tenant’s use shall be subject to all of the terms and conditions of the this Lease (including the insurance and indemnity provisions), other than the obligation to pay Base Rent, Building Expenses and Real Estate Taxes. Tenant shall not interfere with or delay the construction of the Premises or the completion of Landlord’s work hereunder. Any entry by Tenant prior to the Occupancy Date shall be at its own risk, Tenant shall be responsible for obtaining and complying with all necessary governmental permits and approvals in order to permit such access, and Tenant’s entry shall be subject to compliance with all applicable laws and permits. The initial term of this Lease (the “Initial Term” and together with any exercised Option Terms, the “Term”) will commence (the “Commencement Date”) on the earlier of: (i) the date Tenant takes possession of the Premises (excluding the early access permitted above); (ii) the Occupancy Date; or (iii) the date the Occupancy Date would have occurred in the absence of Tenant Delay. Unless sooner terminated or extended in accordance with the terms hereof, the Lease will terminate the number of Lease Years and Months set forth in Section 1.10 after the Commencement Date. Lease Year means that period of 12 consecutive months beginning on the Commencement Date or, if the Commencement Date falls on a day other than the first day of any month, then beginning on the first day of the calendar month immediately following the Commencement Date and each 12-calendar-month period thereafter during the Term; provided that the first Lease Year shall include any partial calendar month between the Commencement Date and such first day, and the last Lease Year shall contain such period of time as there is from the beginning of the last Lease Year to the termination or expiration of this Lease. Upon request by Landlord, Tenant will execute a memorandum in order to confirm Commencement Date and the expiration date of the Initial Term.
     3.2 Provided (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises, and (iii) no event of default of the Tenant’s obligations hereunder shall have occurred during the Term which was not timely cured, Tenant shall have the right to renew and extend this Lease for one (1) additional term of five (5) Lease Years (the “Option Term”), from the expiration of the Initial Term. Tenant may exercise the Option Term, if at all, by the delivery to Landlord of a written notice of Tenant’s election to renew not later than nine (9) months prior to the expiration of the Initial Term together with Tenant’s payment to Landlord of the cost of any capital expenditures and the interest thereon which has been deferred pursuant to Section 6.2. Upon delivery of such election the Lease shall be deemed renewed and extended for the Option Term on the same covenants, agreements, terms and conditions herein contained except that:
(a)	Landlord shall not be obligated to perform any work in the Premises in order to prepare or continue the use of same for Tenant’s use.

(b)	The Annual Base Rent shall be the amount set forth in Exhibit A-2.

(c)	Tenant shall have no further right of renewal after the Option Term.
     3.3 Provided (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises, and (iii) no event of default of the Tenant’s obligations hereunder has occurred during the Term which was not timely cured, Tenant shall have the one time right (the “Tenant Termination Right”) to terminate this Lease effective on September 30, 2010 (the “Early Termination Effective Date”) by paying an early termination fee (the “Early Termination Fee”) equal to the sum of (A) the unamortized portion of the actual Construction Costs of any improvements or alterations paid for by Landlord (whether as part of the Refurbishment Allowance or otherwise) determined by calculating the amortized amount after 36 months based upon level payments over 60 months and using an interest factor of 9.5%, and (B) a rental fee of 25% of (a) the remaining Base Rent payable hereunder for remainder of the Initial Term (two years) and (b) the lesser of (i) Landlord’s reasonable estimate of the Additional Rent for the remainder of the Initial Term (two years) or (ii) $108,144.00. Tenant may request in writing and within five (5) days after Tenant’s written request for the same, Landlord shall calculate and deliver to Tenant the amount of the Early Termination Fee determined as provided above, which calculation shall be deemed final and binding on Tenant absent manifest error. In order to exercise the Tenant Termination Right, Tenant shall deliver written notice (the “Termination Notice”) to Landlord of Tenant’s election to terminate this Lease prior to January 1, 2010 and pay the Termination Fee at the time of delivery of the Termination Notice. If Tenant does not exercise the Tenant Termination Right, fails to provide Landlord with the Termination Notice prior to January 1, 2010 or fails to pay the Termination Fee at the time of delivery of the Termination Notice, Tenant shall be deemed to have waived its right of early termination and the Tenant Termination Right shall automatically expire and be of no further force or effect. This Tenant Termination Right is personal to Tenant and may not be transferred nor assigned in any way.
4.	Rent
     4.1 Tenant shall pay to Landlord the Annual Base Rent, as it may be adjusted pursuant to Section 3.2, commencing on the Commencement Date. The Annual Base Rent shall be paid in Monthly Installments of Base Rent. In addition to the Annual Base Rent, Tenant shall pay as Additional Rent (the “Additional Rent”) certain charges designated in this Lease. The Annual and Monthly Base Rent are sometimes generically referred herein as the “Base Rent,” and the Base Rent and Additional Rent collectively the “Rent.”
     4.2 Tenant shall pay Landlord the first Monthly Installment of Base Rent simultaneously with the execution and delivery of this Lease by Tenant. All other Rent will be paid to the order of Landlord, in advance, except as expressly set forth in Section 11.3, without any abatement, setoffs or deductions, on the first day of each and every calendar month (the “Rent Day”) at Landlord’s Office, or at such other place as Landlord may designate in writing. In the event the Commencement Date is other than the first day of a calendar month, the Rent for the partial first calendar month of the Term will be prorated on a daily basis based on the number of days in the month. Rent for such partial calendar month shall be paid on the Commencement Date. Any Rent or other sums, if any, payable by Tenant to Landlord under this Lease which are not paid within five (5) days after they are due, and any Rent or other sums received and accepted by Landlord more than five (5) days after they are due, will be subject to a late charge of five (5%) percent of the amount due. Such late charges will be due and payable as Additional Rent on or before the next Rent Day.
     4.3 Landlord and Tenant acknowledge and agree that the Base Rent due hereunder together with any adjustments thereto made during the Term of this Lease shall be absolutely net of all costs, expenses, taxes (real and personal), assessments and charges of every kind and nature whatsoever relating to the ownership, occupancy or use of the Premises so that the rental together with any such adjustments constitute the minimum income realized by Landlord from the Premises. Tenant will indemnify and hold harmless Landlord from and against such costs, expenses and charges.
5.	Taxes and Assessments
     5.1 Commencing on the Commencement Date, Tenant shall pay, as Additional Rent all Real Estate Taxes (as hereinafter defined).

     5.2 Real Estate Taxes shall mean real estate taxes, ad valorem taxes, assessments (general, special, ordinary or extraordinary), sewer rents, rates and charges, taxes based upon the receipt of rent (other than federal, state and local income taxes), and any other federal, state or local charge (general, special, ordinary or extraordinary) which may now or hereafter be imposed, levied or assessed against the Premises. In the event that there shall be imposed a tax or assessment of any kind or nature upon, against or with respect to the Premises or the rents payable by Tenant or with respect to the Landlord’s ownership interest in the Premises, which tax is assessed or imposed by way of substitution for or in addition to all or any part of the Real Estate Taxes, such tax shall be part of the Real Estate Taxes.
     5.3 On each Rent Day during the Term, Tenant shall pay Real Estate Taxes by depositing with Landlord an amount equal to one-twelfth (1/12th) of the estimated Real Estate Taxes as reasonably determined by Landlord. Landlord reserves the right to adjust such estimates at any time Landlord deems appropriate. If the funds deposited with Landlord shall be insufficient to pay Real Estate Taxes in full at least thirty (30) days prior to the date they become due, Tenant shall, immediately upon demand by Landlord, deposit with Landlord such Additional Rent as may be required by Landlord to enable it to make such payment. In the event the funds deposited with Landlord shall exceed the amount required for the payment of Real Estate Taxes, the excess shall be credited by Landlord to the subsequent deposits required to be made by Tenant to pay future Real Estate Taxes or refunded at the end of the Lease. Upon request, Landlord shall furnish Tenant with copies of paid bills for the Real Estate Taxes.
     5.4 During the calendar years in which the Term begins and ends, Tenant’s liability for Real Estate Taxes for such year shall be subject to a pro rata adjustment based upon the total number of days in the calendar year falling within the Term.
     5.5 In addition to the payment of the Real Estate Taxes, Tenant shall pay in full to the appropriate taxing authority, before delinquent, all municipal, county, and state taxes assessed, levied or imposed upon Tenant’s leasehold interest and all furniture, fixtures, machinery, equipment, apparatus, systems and all other personal Premises of any kind located at, placed in or used in connection with the Premises or its operation.
6.	Building Expenses
     6.1 Commencing on the Commencement Date, Tenant shall pay, as Additional Rent, all Building Expenses (as hereinafter defined).
     6.2 Building Expenses (and/or “Operating Expenses”) shall mean all reasonable costs and building expenses of every kind and nature paid or incurred by Landlord in operating, insuring, equipping, policing, protecting, lighting, heating, cooling, insuring, repairing, replacing and maintaining that portion of the Premises operated, repaired and maintained by Landlord under this Lease, and the personal Premises used in conjunction therewith. Building Expenses shall include, without limitation, those expenses paid or incurred by Landlord for maintaining, operating and repairing the Premises, the cost of electricity and gas for the exterior area, parking areas and related systems, the cost of steam, water, fuel, heating, lighting, and air conditioning for the Premises, window cleaning, insurance, including, but not limited to, fire, extended coverage, liability, workmen’s compensation, elevator, boiler and machinery, war risk, or any other insurance carried in good faith by Landlord and applicable to the Premises; painting, uniforms, management fees (equal to 6% of the Rent), supplies, sundries, sales or use taxes on supplies or services; janitorial expenses, cost of wages and salaries of all persons engaged in the operation, maintenance and repair of the Premises, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, cost of providing coverage for health and disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, group insurance plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other similar or like expenses which Landlord pays or incurs to provide benefits for employees so engaged in the operation, maintenance and repair of the Premises; the costs of depreciation and maintenance for movable equipment and personal Premises; the cost of the maintenance and repair of the HVAC systems, or of major components thereof; the cost of any capital expenditures (structural or otherwise) to the extent described below; the cost of repairs or other activities arising out of the presence of hazardous substances; the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, maintaining or repairing of the Premises; legal and accounting expenses, including, but not limited to such expenses as relate to seeking or obtaining reductions in and refunds of

Real Estate Taxes; or any other expenses or charges, whether or not previously mentioned, which in accordance with sound accounting and management principles would be considered as an expense of maintaining, operating, or repairing the Premises. If any Building Expenses relating to the Premises, though paid in one year, relates to more than one calendar year, such expense shall be proportionately allocated among such related calendar years. In addition, if Landlord determines in its reasonable judgment that some portion of Expense or Real Estate Tax is partially allocable to the Premises or other buildings or projects, Landlord shall allocate such expense among such premises, buildings and projects in accordance with sound accounting and management principles to determine the amount of Building Expenses and Real Estate Taxes for the Premises and Premises. With respect to capital expenditures, Tenant shall only be obligated to reimburse Landlord after the time the capital expenditure is made and a request for payment is delivered to Tenant in accordance with Sections 6.3 through 6.5 below, the entire cost of the capital expenditure if the useful life of the item reasonably determined by Landlord is equal or less than the unexpired Term (including any exercised Option Term but excluding any unexercised Option Term). If the useful life of the item is greater than the unexpired Term, Tenant shall reimburse Landlord for the cost of the expenditure which shall be determined by multiplying the costs by a fraction, the numerator of which is the unexpired Term and the denominator of which is the useful life of the item, each expressed in months. If after such partial payment, Tenant exercises an Option Term (if any), it shall contemporaneously therewith, pay Landlord for the remaining cost of the item determined by multiplying the cost of the item by a fraction, the numerator of which is the number of months in the Option Term or if less, the number of months remaining in the useful life of the item, and the denominator of which is the number of months of the original useful life. At the time a request for payment is made, Landlord shall offer Tenant the option to pay for the capital expenditure in installments amortized over the useful life thereof using the rate of interest designated by Landlord in the notice, which in all events, shall be a reasonable rate of interest under the circumstances. Notwithstanding anything in this Lease to the contrary, the useful life for any capital expenditure shall be determined by the reasonable judgment of Landlord.
     6.3 On each Rent Day during the Term, Tenant shall pay Building Expenses by depositing with Landlord an amount equal to one twelfth (1/12th) of the estimated Building Expenses as reasonably determined by Landlord in the following manner: Before March 1 of each year, (i) an estimated Building Expense budget for the current year will be provided to Tenant and Tenant will pay 1/12th of that amount each month and (ii) the prior year’s estimate will be reconciled with the actual expenses. If the funds deposited with Landlord shall be insufficient to pay Building Expenses in full, Tenant shall, immediately upon demand by Landlord, deposit with Landlord such Additional Rent as may be required by Landlord to enable it to make such payment. In the event the funds deposited with Landlord shall exceed the amount required for the payment of Building Expenses, the excess shall be credited by Landlord to the subsequent deposits required to be made by Tenant to pay future Building Expenses or, for the last year of the Term of the Lease, refunded to Tenant.
     6.4 At the time of any adjustment, Landlord shall furnish to Tenant evidence of the increase in Building Expenses reasonably sufficient to sustain the adjustment. If Tenant is not satisfied with Landlord’s determination of the amount of such Additional Rent, Tenant shall pay the Additional Rent, but Tenant shall have the right to require Landlord to furnish to Tenant a detailed statement of the basis for such increase. As soon as reasonable after the expiration of each calendar year, Landlord will furnish the Tenant a statement showing Building Expenses and Real Estate Taxes for the expired calendar year.
     6.5 Tenant shall have the right to inspect and copy Landlord’s books and records relating to Real Estate Taxes and Operating Expenses at all reasonable times upon reasonable notice. Tenant may, at Tenant’s expense, engage auditors to inspect and copy such books and records. Landlord shall retain all such books and records for at least five (5) years after expiration of the year in which the expense was incurred. Any resulting overpayment or underpayment will be paid by Tenant or credited (or paid if the Lease has expired) by Landlord, as the case may be, within ten (10) days after the audit results are accepted by Landlord and Tenant. Tenant may only conduct an audit within one hundred twenty (120) days after Tenant receives the annual statement of Real Estate Taxes and Operating Expenses for the subject year.
7.	Use of Premises
     7.1 Tenant shall use and occupy the Premises during the continuance of this Lease solely for the Designated Use set forth in Section 1.14 hereof, and for no other purpose or purposes without the prior written consent of Landlord. No other person or entity other than Tenant shall occupy all or any portion of the Premises without the prior written consent of Landlord. In no event shall Tenant use the Premises or the Premises in any manner which, in Landlord’s judgment, is or may be inconsistent with the operation of a similar building in the greater Novi, Michigan area. Except for the certificate of occupancy for the Premises, which shall be obtained by Landlord at its expense, if any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Premises or if a failure to procure such a license or permit might or would, in any way, affect Landlord or the Premises, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall, at all times, comply with the requirements of each such license and permit. Tenant agrees to indemnify, defend and hold harmless Landlord, its licensees, invitees, agents, employees and contractors, from any loss, damage, claim, liability or expense, (including attorney fees) of any kind, type or description, including without limitation, claims for bodily injury, disease, death, Premises damage or environmental clean up arising directly or indirectly out of or in connection with Tenant’s failure to obtain or comply with any such license or permit.
     7.2 Tenant shall not use or permit any person to use the Premises in any manner which violates or would create liability under federal, state or local laws, ordinances, rules, regulations or policies. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous or flammable substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local law and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous or flammable substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease against any liability resulting from any release of hazardous or flammable substances or materials on the Premises during the Term of this Lease, or caused by Tenant or persons acting under Tenant. Landlord shall indemnify Tenant against any liability resulting from any release of hazardous or flammable substances or materials on the Premises on or before the date of this Lease, or by Landlord or persons acting on Landlord’s behalf on or after the date of this Lease.
     7.3 Tenant will not place any load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, machines and equipment. Such items shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance.
     7.4 Tenant shall not do or permit to be done any act which will invalidate or be in conflict with any insurance policy carried by or for the benefit of Landlord with respect to the Premises or which might subject Landlord to any liability, nor shall Tenant keep anything in the Premises except as permitted by the fire department, board of fire underwriters, or other authority having jurisdiction, and then only in such manner as not to increase the insurance rate for the Premises or Landlord, nor use the Premises in a manner which will increase the insurance rate for the Premises or Landlord.
     7.5 Tenant shall abide by the commercially reasonable building and parking area rules and regulations and any reasonable modifications or amendments by Landlord (the “Rules and Regulations”). The initial set of Rules and Regulations is attached as Exhibit “D”.
8.	Quiet Enjoyment
     8.1 On and after the Occupancy Date, Tenant’s quiet enjoyment of the Premises will not be disturbed by Landlord or anyone claiming by, through or under Landlord, unless Tenant defaults in the performance of the covenants of this Lease and which default is not timely cured in accordance with the terms of this Lease.

9.	Services
     9.1 Access to and HVAC for the Premises shall be provided to Tenant on a seven (7) day a week, twenty-four (24) hour a day basis. Tenant shall have controls for, and there shall be no fee or markup (other than normal utility charges for HVAC usage) for, after hours HVAC usage. Tenant shall directly pay or pay Landlord (at Landlord’s option), as Additional Rent, all charges made against the Premises for all sewer, water, gas, electricity and other utilities and services used upon or furnished to the Premises (including electricity used or consumed for HVAC and related purposes) as and when due during the term of this Lease. Tenant shall pay for the electricity at the secondary rate (general service rate) established by the applicable governmental authority or the applicable utility company providing the electricity. Tenant shall also pay for fluorescent or other electric light bulbs or tubes and electric equipment used in the Premises.
     9.2 Any service which Landlord is required to furnish pursuant to this Lease may, at Landlord’s option, be furnished, in whole or in part, by the managing agent of the Building or by one or more independent contractors. Landlord reserves the right to require Tenant to enter into agreements with such independent contractors in form and content approved by Landlord.
     9.3 Landlord shall not be liable for interruption in services caused by riots, strike, labor disputes, accidents or other cause beyond the control of Landlord, or for stoppages or interruptions of any services for the purpose of making necessary repairs or improvements. Failure, interruption, or delay in furnishing services shall not be construed as an act of eviction against the Tenant by the Landlord nor shall such failure, interruption or delay in any way operate as a release from the prompt and punctual performance by the Tenant of the covenants of this Lease provided, however, that the waiver against Landlord shall not apply if the gross negligence of Landlord caused such interruption or damage.
10.	Insurance
     10.1 Tenant shall maintain in full force and effect policies of broad form general liability insurance providing coverage for the Premises on an occurrence basis, with policy limits of not less than $2,000,000.00 per person and $1,000,000.00 per occurrence and general aggregate, exclusive of defense costs, and without any provision for a deductible or self insured retention in excess of $100,000.00, together with umbrella or excess liability insurance in an amount not less than $15,000,000 per occurrence and aggregate, with a requirement of underlying limits no greater than $2,000,000.00 per person and $1,000,000.00 per occurrence.
     10.2 Tenant shall maintain in full force and effect through the Term of this Lease policies of all RISK property insurance covering Tenant’s business personal property, valuable papers and records, electronic data processing equipment and improvements and Alterations made to the Premises. The policy under this paragraph 10.2 shall be a replacement cost and special form policy, with a deduction for depreciation.
     10.3 All insurance policies which Tenant is required to maintain shall, in addition to any of the foregoing: be written in carriers authorized to write such business in The State of Michigan and having an A.M. Best & Co. rating of not less than A 8; name Landlord as additional named insured (only on liability insurance); be endorsed to provide that they shall not be canceled or changed materially in any manner adverse to Landlord for any reason except on thirty (30) days prior written notice to Landlord; and provide coverage to Landlord whether or not the event or occurrence giving rise to the claim is alleged to have been caused in whole or in part by the acts or omissions or negligence of the Tenant or Landlord. Certificates of insurance evidencing the coverage and endorsements required hereby shall be delivered by Tenant to Landlord prior to the date thereof. Tenant shall deliver certificates of renewal for such policies to Landlord not less than thirty (30) days prior to the expiration dates thereof. Insurance provided by Tenant may be in the form of blanket insurance policies covering properties in addition to the Premises or entities in addition to Tenant; provided, however, that any overall aggregate limit of liability applicable to Landlord or the Premises shall be independent from any overall or annual aggregate applicable to other entities or properties.
     10.4 If Tenant fails to provide any of the insurance or subsequently fails to maintain the insurance in accordance with the requirements of this Lease, Landlord may, but is not required to, procure or renew such insurance to protect its own interests only, and any amounts paid by Landlord for such insurance will be Additional Rent due and payable on or before the next Rent Day. Landlord and Tenant agree that any insurance acquired by Landlord shall not cover any interest or liability of Tenant.
     10.5 Landlord and Tenant will require their Premises insurance carriers to include in their policies a clause or endorsement allowing Landlord and Tenant to release each other from any liability to each other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to Premises caused by or resulting from risks insured against under Premises insurance for loss, damage or destruction by fire or for other casualty.
     10.6 Tenant shall maintain in full force and effect policies of workers’ compensation and employers liability insurance which shall provide for statutory workers’ compensation benefits and employers liability limits of not less than $1,000,000 per occurrence.
11.	Damage By Fire Or Other Casualty
     11.1 In the event of damage or destruction by fire or other casualty (“Destruction”) to the Premises or the Premises, Landlord shall commence reasonably promptly, and with reasonably due diligence continue, to restore same to substantially the same condition as existed immediately preceding such casualty, except as otherwise provided in this Section 11.1. Landlord shall have the right to make changes that do not materially change the Premises or access thereto. Landlord shall not be obligated to expend for such repair or restoration amount in excess of the insurance proceeds plus deductibles and self-insured amounts made available to Landlord for such purpose.
     If, as a result of any Destruction, (i) more than 50% of the Building shall be damaged or destroyed, or (ii) Landlord reasonably determines that the entire Building must be shut-down for restoration and that such shut-down will continue more than 210 days from the date of the Destruction, or (iii) any material damage or destruction occurs to the Premises during the last twelve (12) months of the then current Term (including any exercised Option Term) or (iv) if full restoration of all damage to the Premises does in fact take more than 210 days to complete (other than as a result of a Tenant Delay), then Landlord and Tenant shall each shall have the right, but not the obligation, to terminate, notice to be given within thirty (30) days after the date of the Destruction. Upon the fifteenth (15th) day after such termination notice is given, Tenant shall vacate and surrender the Premises to Landlord, without prejudice, however, to Landlord’s rights and remedies against Tenant under the Lease prior to termination and any Rent owing shall be paid.
     11.2 Tenant shall give immediate notice to Landlord of fire or other casualty at the Premises. If Landlord repairs or restores the Premises, Tenant, at its own cost and expense, shall promptly repair or replace its trade fixtures, furnishings, equipment, personal Premises and leasehold improvements in a manner and to a condition equal to that existing prior to the occurrence of the damage or casualty.
     11.3 If the fire, casualty, repairing or rebuilding of the Premises shall render the Premises untenantable, a proportionate reduction of the Annual Base Rent and all other charges, due thereafter shall be abated from the date of the occurrence of such casualty until the date Landlord completes the repairs to the Premises or, in the event Landlord or Tenant elects to terminate this Lease, until the date of termination. Such reduction shall be computed on the basis of the ratio which the floor area of the Premises rendered untenantable bears to the Rentable Floor Area of Premises. Landlord shall not be liable for any delay in the repair or restoration of the Premises which is not reasonably within its control.
     11.4 Landlord and Tenant shall look first to any insurance in its favor, including that which the party is required to carry by this Lease, before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance, or the insurance required by this Lease, if in force, would have paid the claim, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise.
     11.5 Tenant acknowledges that Landlord is not required to carry insurance on Tenant’s personal Premises, fixtures, and improvements, and agrees that Landlord will not be obligated to repair any damage or replace the same. However, subject to reimbursement by Tenant to the extent set forth elsewhere in this Lease,

Landlord may insure, repair, restore and replace the Premises, including the Tenant Improvements, if any, constructed in accordance with Section 2 of this Lease.
12.	Repairs; Alterations
12.1   Subject to reimbursement in accordance with Section 6, Landlord, will keep and maintain the Premises and every part thereof including, but not limited to, the roof, exterior and interior walls, the building slab and foundation, the parking areas, the heating, air conditioning and utility systems, and landscaped areas in good repair, ordinary wear and tear and casualty damage excepted. Further, Tenant shall bear the expense of maintaining the Premises in a clean and safe condition in accord with all federal, state and local laws, ordinances and regulations, and the directions of any health officer, fire marshal, building inspector, or other governmental agency having jurisdiction over the Premises and in a manner consistent with the operation of other similar Class A buildings in the greater Novi, Michigan area; however Landlord shall be responsible for performing work necessary to comply with such laws, ordinances and regulations, at Tenant’s expense. Tenant shall promptly notify Landlord of the need for such work. If Tenant fails to perform any of the work required to be performed by it under this Section 12.1 within ten (10) days after the delivery of written notice thereof by Landlord, Landlord, at Tenant’s expense may perform such work and the cost thereof shall be deemed Additional Rent which shall be due and payable within ten (10) days after written demand for such sums by Landlord.
12.2   Landlord, at Tenant’s expense, will repair all damage to the Premises caused by the moving of Tenant’s fixtures or personal Premises, or through the negligence or willful acts of Tenant, its agents or invitees. As between Landlord and Tenant, Tenant shall be responsible for the expense of any alterations, changes or improvements to the Premises which may be necessary in order for the Premises and Tenant’s use thereof to be in compliance with the Americans with Disabilities Act of 1990 and its state and local counterparts or equivalents (collectively the “Disabilities Act”) during the term of this Lease, but Landlord shall be responsible for such compliance as of the commencement of the term.
12.3   Subject to reimbursement in accordance with Section 6, Landlord will make all other repairs to the Premises, its heating, air conditioning and electrical systems, and the parking areas. Tenant shall promptly notify Landlord of the need for repair. All repairs costing in excess of $500.00 shall be approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.
12.4   All repairs by Tenant must be approved by Landlord prior to commencement thereof. There shall be no reduction in Rent nor shall there by any liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant, or others making or failing to make any repairs, alterations, additions or improvements to any portion of the Premises.
12.5   Tenant, at its sole cost and expense, may install a security system which permits Landlord access to the Premises at all times. Otherwise, Tenant shall not make any renovations, alterations, additions or improvements to the Premises (“Alterations”) without Landlord’s prior written consent. All plans and specifications for any Alterations shall be approved by Landlord prior to commencement of any work. If Landlord fails to approve or disapprove Tenant’s plans for Alterations within ten (10) days of Landlord’s receipt of same, then Tenant’s Alteration plans shall be deemed approved and Landlord shall perform the Alterations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with laws, rules and regulations of governmental agencies or authorities, including but not limited to the Americans with Disabilities Act, as amended. All such work (other than the installation of the security system) shall be performed by Landlord with all reasonable speed and Tenant shall pay all Construction Costs in connection therewith. Landlord shall provide Tenant with a copy of its costs to do the Alterations, including all subcontractor and supplier costs. Landlord shall indemnify Tenant from any loss, damage, claim, liability or expense, (including reasonable attorney fees) for any claims for bodily injury, death, or Premises damage that arise in connection with any Alterations by Landlord to the Premises which are caused by the negligent acts or omissions or the willful misconduct of Landlord, its agents or contractors. Tenant shall pay Landlord for the Construction Costs within fifteen (15) days after request for such payment (which request will come no more than monthly) and after Landlord has provided to Tenant a copy of all charges together with all bills and invoices for all materials, labor, and supplies. All Alterations made by Tenant upon the Premises, except for movable office furniture and movable trade fixtures installed at the expense of Tenant, shall be and shall remain the Premises of Landlord, and shall be surrendered with the Premises at the expiration or termination of this Lease, without molestation or injury. In addition, Landlord may designate by written notice to Tenant at the time of Landlord’s approval of the Alterations, the Alterations made by or for Tenant which Landlord shall have the right to require Tenant to remove prior to the expiration or termination of this Lease. If Landlord exercises this option by the delivery of written notice thereof to Tenant, then the designated items shall be removed by Tenant and Tenant shall promptly repair any damage to the Premises and restore the Premises to the condition it was prior to the Alteration or fixture installation.
     12.6 Tenant shall keep the Premises free of liens for work claimed to have been done for, or materials furnished to, Tenant and will hold Landlord harmless from any liens which may be placed on the Premises except those attributable to the acts of Landlord. In the event a construction or other lien shall be filed against the Premises or Tenant’s interest as a result of any work undertaken by Tenant, or as a result of any repairs or alterations made by Tenant, or any other act of Tenant, Tenant shall, within ten (10) days after receiving notice of the lien, discharge the lien. In the event Tenant shall fail to discharge such lien, Landlord shall have the right, but not the obligation, to procure such discharge, and Tenant shall pay the cost of procuring such discharge to Landlord as Additional Rent upon the next Rent Day.
     12.7 There shall be no reduction in Rent nor shall there be any liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant, or others making any repairs, alterations, additions or improvements to any portion of the Premises. However, in performing any such work, Landlord shall use reasonable efforts to avoid any unreasonable interference with the operation of Tenant’s business on the Premises.
13.	Eminent Domain
     13.1 If fifty (50%) percent or more of the leasable floor area of the Building or any material portion of the Premises is condemned or taken in any manner, including without limitation any conveyance in lieu of condemnation, for any public or quasi-public use (“Taken”), the Term of this Lease shall cease and terminate as of the date title is vested in the condemning authority.
     13.2 If less than fifty (50%) percent of the leasable floor area of the Building or if any material portion of the Premises is Taken, Landlord shall have the right, but not the obligation, to terminate this Lease by giving written notice within thirty (30) days after being notified of such taking, and in such event, termination shall be effective upon the date designated by Landlord in the notice of termination. In addition, if less than fifty (50%) percent of the leasable floor area of the Building or if any material portion of the Premises is Taken, and Tenant determines, in its reasonable business opinion, that operating its business is no longer tenable, then Tenant shall also have the right to terminate the Lease by giving written notice to Landlord within thirty (30) days after being notified of such Taking.
     13.3 The whole of any award or compensation for any portion of the Premises Taken, including the value of Tenant’s leasehold interest under the Lease, shall be solely the Premises of Landlord. Tenant is not precluded from seeking, at its own expense, an award from the condemning authority for loss of the value of any trade fixtures or other personal Premises in the Premises, or moving expenses, provided that the award for such claim or claims shall not diminish the award made to Landlord. If the unexpired Term of the Lease is not terminated, then Landlord shall, within 210 days after the taking by the governmental authority, complete restoration of the Premises in its condition as close thereto as is reasonably possible and if Landlord fails to completely restore the Premises within the 210 day period other than as a result of Tenant Delay, then Tenant may terminate the Lease within twenty (20) days after the 210 day period. In such event all liability shall terminate.
     13.4 In the event the Premises or any portion are Taken, Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease or otherwise. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Annual Base Rent thereafter shall be partially reduced. The reduction shall be computed on the basis of the ratio which the floor area of that portion of the Premises Taken bears to the rentable floor area of Premises.

14.	Assignment Or Subletting
     14.1 Tenant shall not offer to assign to sublet or this Lease, and Tenant shall not assign this Lease or sublet the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, and of any mortgagee of the Premises if required. Any attempted assignment or subletting without consent shall be invalid. In the event of any permitted assignment or subletting, Tenant shall remain fully responsible and liable for payment of Rent and performance of all of Tenant’s other covenants under this Lease. No assignment or subletting shall be permitted or be binding upon Landlord unless the assignee or subtenant shall deliver to Landlord an instrument acceptable to Landlord (in recordable form, if requested) containing, among other things, an agreement of assumption of all of Tenant’s obligations under this Lease accruing thereafter for the space so sublet or assigned. Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with Landlord’s review of any proposed assignment or subletting (including charges for the time of Landlord’s internal personnel), and Landlord may require that Tenant deliver a deposit with Landlord prior to Landlord’s review of the proposed assignment or subletting. Upon the occurrence of an event of default, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies shall have the right, but not the obligation, to collect directly from the assignee or subtenant all Rent becoming due to Landlord. Any collection by Landlord from the assignee or subtenant shall not be construed as a waiver or release of Tenant from the further performance of the covenants of this Lease or the making of a new lease with such assignee or subtenant.
     14.2 Landlord may, in its reasonable discretion, refuse to give its consent to any proposed assignment or subletting for any reasonable reason, including, but not limited to, the financial condition, creditworthiness or business reputation of the proposed assignee or subtenant, the prevailing market or quoted rental rates for space in the Building or other comparable buildings, and the proposed use of the Premises by, or business of, the proposed assignee or subtenant. In addition, in lieu of giving its consent, if the proposed subletting is for substantially all of the Premises or in the event Tenant proposed to assign the Lease, Landlord may, at its option, within thirty (30) days after receiving notice of the proposal, terminate this Lease by giving Tenant thirty (30) days written notice of termination, whereupon each party shall be released from any further obligations and liability hereunder.
     14.3 The term “assign” or “sublet”, or any form of such words as used herein, shall not include (1) any merger, consolidation, voluntary and involuntary transfer by operation of law or otherwise, (2) sale, transfer or creation of stock by which an aggregate of more than 50% of Tenant’s stock shall be vested in a party or parties who are not stockholders as of the Lease Date. Tenant may assign or sublet as set forth in (1) and (2) above with prior written notice to Landlord but without Landlord’s approval.
     14.4 In the event Tenant shall sublet all or a portion of the Premises or assign this Lease, all of the sums of money or other economic consideration received by Tenant or its affiliates, directly or indirectly, as a result of such subletting or assignment, whether denominated as rent or otherwise, which exceed in the aggregate the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease) shall be payable to Landlord as Additional Rent under this Lease without effecting or reducing any other obligation of Tenant hereunder.
15.	Access to the Premises
     15.1 Tenant shall permit, and Landlord and Landlord’s representatives, agents and contractors shall have the right, to enter the Premises at all reasonable times with reasonable notice (unless in the case of an emergency where no notice shall be required) for the purposes of (i) inspecting the Premises or the Building, (ii) maintaining the Premises or the Building, (iii) making repairs, alterations or additions to the Premises or the Building and improvements on the land where the Building is situated, or (v) performing any obligations of the Landlord under the Lease. Landlord may show the Premises to prospective purchasers, mortgagees and tenants and may display about the Premises signs advertising the availability of the Premises, provided Landlord does not materially interfere with Tenant’s operations and enjoyment of the Premises.

16.	Notice
          16.1 All bills, notices, statements, communications, or demands (collectively the “Notices”) required under this Lease must be in writing. Any Notices from Landlord to Tenant will be deemed to have been duly and sufficiently given on the date delivered if a copy has been personally delivered, on the date sent if sent via telecopy or electronic mail, two (2) business days after they have been mailed by United States mail, postage prepaid, or one (1) business day after they have been sent via overnight courier service to Tenant at the address of the Premises or at such other address as Tenant may designate in writing. Any Notice from Tenant to Landlord will be deemed to have been duly and sufficiently given if delivered to Landlord in the same manner as provided above at the Landlord’s Office or at such other address as Landlord may designate in writing.
17.	Breach, Re-Entry, Termination
     17.1 Each of the following shall be deemed an event of default: (i) Tenant’s failure to make payment of Rent when due as provided in this Lease; or (ii) Tenant’s failure to perform any of the covenants of this Lease; or (iii) Tenant’s violation of the Rules and Regulations; or (iv) if Tenant or another person shall file a petition for relief for Tenant under the bankruptcy laws, or shall make an assignment for the benefit of creditors for Tenant, or if a receiver of any Premises of the Tenant be appointed in any action, suit or proceeding by or against Tenant, or if Tenant shall admit to any creditor or to Landlord that it is insolvent, or if the interest of Tenant in the Premises shall be sold under execution or other legal process, or if Tenant shall abandon the Premises.
     17.2 Upon the occurrence of an event of default, Landlord shall have the right to terminate the Lease and shall be entitled to possession of the Premises. Landlord may make its election to terminate known to Tenant by delivery of a notice of termination. Such termination shall be immediately effective to the extent permitted by applicable law and Landlord shall be entitled to forthwith commence an action in summary proceedings to recover possession of the premises. Anything contained in this Lease to the contrary notwithstanding, on the occurrence of an event of default, the Landlord shall not exercise any right or remedy under any provision of this Lease or applicable law unless and until: (a) the Landlord has given written notice thereof to the Tenant, and (b) the Tenant has failed, (i) if such default consists of a failure to pay money, to pay all such money within five (5) days after receipt of such notice, or (ii) in the event of default consists of something other than the failure to pay money to fully cure such event of default within fifteen (15) days after receipt of such notice or, if such default cannot be cured within fifteen (15) days and Tenant commences to cure the same within fifteen (15) days and to diligently thereafter pursue curing such default, to fully cure such event of default within thirty (30) days. In the event Landlord has sent three (3) or more notices of default to Tenant with any twelve (12) consecutive calendar months, Landlord shall have no further obligation to give Tenant written notice of any further default or to grant Tenant any opportunity to cure the same, except as otherwise provided by law. Except as set forth in this Section, Tenant waives all notice in connection with such termination, including by way of illustration but not limitation notice of intent to terminate, demand for possession or payment, and notice of re-entry.
     17.3 No receipt of money by the Landlord from the Tenant after the termination of this Lease shall reinstate, continue or extend the term, nor affect or waive any notice given by the Landlord to the Tenant prior to such receipt of money.
     17.4 Should Landlord at any time terminate this Lease, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of any default, including the cost of recovering the Premises, reasonable attorneys’ fees, and damages equal to the excess of lost Rent over the reasonable rental value of the Premises, discounted to the date of the default at the rate of 6% per annum, all of which amounts shall be immediately due and payable from Tenant to Landlord. All rent due on or before the default, and all rent discounted as set forth above, shall bear interest from the date of default until paid in full in accordance with Section 17.14 hereof.
     17.5 If the event of default is for the nonpayment of Rent, Landlord may, as an alternative to terminating the Lease, serve a written demand for possession or payment. Unless paid in accordance with the demand for possession or payment, Landlord shall be entitled to possession of the Premises and Tenant shall have no further right to possession under the Lease. Tenant shall remain liable to Landlord for the payment of all Rent and other charges which Tenant has agreed to pay under this Lease throughout the remainder of its Term. Should Landlord elect to re-enter, as herein provided, it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and of costs of such alterations and repairs; third, to the payment of Rent and other charges due from Tenant, and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable. If such rentals and other sums received from such reletting during any month be insufficient to pay the Rent and other charges due from Tenant, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry by Landlord shall be construed as an election on its part to terminate this Lease. Notwithstanding any such reletting without termination, Landlord may at any time hereafter elect to terminate this Lease for such previous breach. Tenant waives any further right to possession following re-entry by Landlord.
     17.6 The Landlord’s rights, remedies and benefits provided by this Lease shall be cumulative, and shall not be exclusive of any other rights, remedies and benefits allowed by law. Except as otherwise expressly provided herein, each agreement, covenant, representation, warranty and obligation made in this Lease Agreement by or on behalf of Tenant, or in any instruments delivered pursuant hereto or in connection herewith (including all indemnities and obligations to repair and restore the Premises) shall survive the expiration or termination of this Lease and the consummation of the transactions provided for herein.
     17.7 The parties agree that they shall rely solely upon the terms of this Lease to govern their relationship. They further agree that reliance upon any representation, act or omission outside the terms of this Lease shall be deemed unreasonable, and shall not establish any rights or obligations on the part of either party.
     17.8 One or more waivers of any covenant of the Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed a waiver of Landlord’s consent or approval to or of any subsequent similar act by Tenant. No breach of a covenant of this Lease shall be deemed to have been waived by Landlord, unless such waiver (i) is in writing signed by Landlord; (ii) identifies the breach, and (iii) expressly states that it is a waiver of the identified breach.
     17.9 No payment by Tenant or receipt by Landlord of a lesser amount than the full amount of the Rent then due shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of the amount due or pursue any other remedy.
     17.10 Notwithstanding anything to the contrary, Tenant acknowledges and agrees that its obligation to pay Rent under this Lease is an independent covenant, and that such obligation to pay is not subject to setoff or recoupment in connection with any action for summary proceedings to recover possession of the Premises.
     17.11 Landlord and Tenant hereby waive trial by jury in connection with any action for summary proceedings to recover possession of the Premises. Further, Landlord and Tenant waive trial by jury in connection with any action arising out of or relating to the covenants of this Lease, with the exception of actions for personal injury or Premises damage.
     17.12 In the event that Landlord is required to bring an action arising out of the covenants of this Lease, or in the event Landlord undertakes an action for summary proceedings to recover possession of the Premises, Tenant agrees to pay Landlord such reasonable costs and attorneys’ fees as Landlord may incur in connection with such action.

     17.13 Tenant shall not be entitled to surrender the Premises to avoid liability for Rent due to the condition of the Premises or Premises, nor shall any purported consensual surrender be effective unless expressly agreed to in a writing signed by the Landlord.
     17.14 Any Rent payable by Tenant to Landlord under this Lease not received within five (5) days after the same is due will bear interest at a per annum rate equal to twelve (12%) percent or, if lower, the highest rate permitted by law. Such interest will be due and payable as Additional Rent within ten (10) days after demand, and will accrue from the date that such rent or other sums are payable under the provisions of this Lease until actually paid by Tenant.
18.	Surrender Of Premises On Termination
     18.1 At the expiration (or earlier termination) of the term hereof, Tenant will surrender the Premises broom clean and free from any Hazardous Materials and in as good condition and repair as they were at the time Tenant took possession, reasonable wear and tear excepted, and promptly upon surrender will deliver all keys and building security cards for the Premises to Landlord at the place then fixed for the payment of rent. All costs and expenses incurred by Landlord in connection with repairing or restoring the Premises to the condition called for herein, together with the costs, if any, of removing any Hazardous Materials or Tenant’s Facilities (as defined below) from the Premises, together with liquidated damages in an amount equal to the amount of minimum net rental plus all other charges which would have been payable by Tenant under this Lease if the term of this Lease had been extended for the period of time reasonably required for Landlord to repair or restore the Premises to the condition called for herein, shall be invoiced to Tenant and shall be payable as Additional Rental within five (5) days after receipt of invoice. The “Tenant Facilities” shall be the all additions or improvements installed by the Tenant upon the Premises and all Alterations designated by written notice for removal in accordance with Section 12.5. If Landlord exercises this option by the delivery of written notice thereof to Tenant, then the designated Tenant Facilities shall be removed by Tenant and Tenant shall promptly repair any damage to the Premises and restore the Premises to the condition it was prior to the installation or construction of the designated Tenant Facilities. In the event that Tenant fails to thus restore the Premises as above provided, Landlord shall have the right to restore the Premises and shall be reimbursed for any reasonable costs or expenses incurred as a result thereof in accordance with the provisions of this Section.
19.	Performance by Landlord of the Covenants Of Tenant
     19.1 If Tenant fails to pay any money or to perform any covenant required by this Lease after written notice and failure to cure, Landlord shall have the right, but not the obligation, to make such payment or perform such act. All sums so paid or incurred by Landlord and all incidental costs, including without limitation the cost of repair, maintenance or restoration of the Premises, shall be deemed Additional Rent and shall be due and payable on the next Rent Day.
20.	Subordination; Estoppel Certificates
     20.1 This Lease is subject and subordinate to the lien of any mortgage or mortgages, and all renewals, modifications, consolidations, replacements and extensions of any mortgage or mortgages, now or hereafter placed upon Landlord’s interest in the Premises. This clause shall be self-operative and no further instrument of subordination is necessary. Despite the foregoing, Tenant shall execute and deliver, within ten (10) days after requested, such further instrument or instruments confirming subordination as requested by Landlord.
     20.2 In the event of subordination of this Lease, Landlord shall condition the subordination upon the customary agreement of the mortgagee or lessor that in the event of foreclosure or the assertion of any other rights under the mortgage or lease, this Lease and the rights of Tenant hereunder shall continue in effect and shall not be terminated or disturbed so long as Tenant continues to perform and is not in an uncured default under this Lease.
     20.3 If any proceedings are brought for foreclosure, or in the event of the conveyance by deed in lieu of foreclosure, or in the event of the exercise of the power of sale, Tenant hereby attorns to, and shall execute any instrument in writing reasonably satisfactory to the new owner, attorning to such successor in interest and recognizing such successor as the Landlord under this Lease.
     20.4 Tenant, within fifteen (15) days after request by Landlord, will execute and deliver to Landlord, an estoppel certificate, in a form acceptable to Landlord, certifying: (i) the Commencement Date and Termination Date; (ii) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified, stating the modifications; (iii) that the Lease is not in default, or listing any such defaults and that Tenant does not claim any rights of setoff, or listing such rights of setoff; (iv) the amount of Rent due as of the date of the certificate, the date to which the Rent has been paid in advance, and the amount of any Security Deposit or prepaid Rent; and (v) to such other matters as may be reasonably requested by Landlord. Any such certificate may be relied on by any prospective purchaser, mortgagee or lessor of the Premises.
     20.5 Tenant agrees to give any mortgagee(s), by registered mail, a copy of any such notice of default served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such mortgagee(s), Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.
21.	Holding Over
     21.1 If Tenant remains in possession of the Premises after the Termination Date with or without the consent of Landlord, it will be deemed to be occupying the Premises as a tenant from month to month, subject to all the covenants of this Lease to the extent that they can be applied to a month-to-month tenancy, except that the Monthly Installment of Base Rent for each month will be one hundred fifty (150%) percent of the Holdover Base (as defined below) if Landlord has not executed a lease or letter of intent for the Premises with a tenant other than Tenant, and will be two hundred fifty (250%) percent of the Holdover Base if Landlord has executed a lease or letter of intent for the Premises with a tenant other than Tenant. The Holdover Base shall be greater of: (a) the regular Monthly Installment of Base Rent payable for the last month of the Term of this Lease; or (b) the then prevailing market rates of rent for the Premises reasonably determined by Landlord in its sole and absolute discretion. These covenants shall not preclude Landlord from recovering damages as a result of Tenant’s failure to timely deliver possession of the Premises, nor establish any right or option of extension or renewal on behalf of Tenant.
22.	Intentionally Omitted

23.	Indemnification
     23.1 Tenant shall, at its expense, indemnify and defend Landlord, its licensees, invitees, agents, employees, servants and contractors, from any loss, damage, claim, liability or expense, (including attorney fees) of any kind, type or description, including without limitation, claims for bodily injury, disease, death, Premises damage or environmental clean-up arising directly or indirectly out of or in connection with the condition of the Premises during the Term of the Lease, the use or misuse thereof by Tenant or any other person, during the Term of the Lease, the acts or omissions of Tenant, its servants, agents, employees or contractors during the Term of the Lease, the failure of Tenant to comply with any covenant of this Lease.
     23.2 Landlord shall, at its expense, indemnify and defend Tenant, its licensees, invitees, agents, employees, servants and contractors, from any loss, damage, claim, liability or expense, (including attorney fees) of any kind, type or description, including without limitation, claims for bodily injury, disease, death, property damage or environmental clean up arising directly or indirectly out of or in connection with the gross negligence of Landlord or the failure of Landlord to comply with any covenant of this Lease.

24.	Definition Of Landlord; Landlord’s Liability
     24.1 The term “Landlord” as used in this Lease is limited to mean and include only the owner or owners of the Premises at the time in question, and in the event of any sale or transfer of Landlord’s interests in the Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances the then grantor) will automatically be released of all liability for the performance of any covenants contained in this Lease, accruing after the date of transfer (provided same are assumed in writing by the transferee).
     24.2 If Landlord fails to perform any covenant of this Lease, and as a consequence of such default Tenant recovers a money judgment against Landlord, such judgment may be satisfied only out of the proceeds of sale received upon execution of such judgment and levied against the interest of Landlord in the Premises and out of the undistributed rents or undistributed sales proceeds from the Premises, and Landlord shall not be liable, personally or otherwise, for any deficiency.
     24.3 Landlord shall not be liable to Tenant for any acts or omissions of persons occupying the Building, nor for any damage to Premises entrusted to employees of the Building, nor resulting from any accident or occurrence in the parking area, nor for loss or damage to any Premises by theft or otherwise, nor for any injury or damage to persons or Premises resulting from any cause of whatsoever nature.
25.	Signs
     25.1 Subject to the approval of the City of Novi, Tenant shall be allowed to have a suite entry sign and an exclusive exterior building and/or monument sign on the brick portion of the Building, all of which must be approved by Landlord, which approval shall not be unreasonably withheld, provided they comply with the sign criteria described on Exhibit C. All such signs shall be designed, manufactured, installed, maintained, repaired and removed by Landlord but at Tenant’s sole cost and expense. In no event shall individual letters or signs consisting of individual letters without a unified backing be allowed on the Building unless specifically approved in writing by Landlord, in it sole discretion. Except for the suite entry and exterior building sign as approved by Landlord, no signs, lighting, lettering, pictures, notices, advertisements, shades, awnings or decorations will be displayed, used or installed by Tenant except as approved in writing by Landlord, which approval shall not be unreasonably withheld. All such materials displayed in and about the Premises will be such only as to advertise the business carried on upon the Premises and Landlord will control the location, character and size thereof. Tenant shall not cause or permit to be caused any advertising materials or methods which are reasonably objectionable to Landlord or to other tenants of the Building, including without limiting the generality of the foregoing: loudspeakers, mechanical or moving display devices, unusually bright or flashing lights and similar devices the effect of which may be seen or heard from outside the Premises.
26.	General
     26.1 The Lease can be modified or amended only by a written agreement signed by the Landlord and Tenant. Landlord may unilaterally amend the Rules and Regulations by giving Tenant thirty (30) days prior written notice of such modification or amendment, provided the amended Rules and Regulations are uniform and commercially reasonable.
     26.2 Time is of the essence in this Lease with respect to the performance of all covenants.
     26.3 There are no representations with respect to the condition of the Premises, rents, leases, Building Expenses, Real Estate Taxes or any other matter related to the Premises except as expressly set forth in this Lease, and no rights, easements or licenses are acquired by Tenant by implication or otherwise.
     26.4 All questions with respect to the construction of this Lease shall be determined in accord with the laws of the State of Michigan. Except for the terms otherwise defined herein, the language in all parts of this Lease shall be construed, in all cases, according to its plain meaning. The parties acknowledge that each party and its counsel have reviewed this Lease, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Lease or any document executed in connection herewith. The division of this Lease into articles, sections, subsections, rider and exhibits is for the convenience of reference only and shall not affect the interpretation or construction of this Lease.
     26.5 References in this Lease to persons, entities and items have been generalized. Therefore, reference to a single person, entity or item will also mean more than one person, entity or thing whenever such usage is appropriate (for example, “Tenant” may include, if appropriate, a group of persons acting as a single entity, or as tenants-in-common). Similarly, pronouns of any gender should be considered interchangeable with pronouns of other genders.
     26.6 This Lease shall be binding on successors and assigns.
     26.7 Tenant, and each person executing this Lease on behalf of Tenant, hereby warrant and represent to Landlord that Tenant is validly organized and existing and authorized to do business under the laws of the State of Michigan, that the Tenant has full power and lawful authority to enter into this Lease, and that the execution of this Lease by such individual is legally binding upon the Tenant in accordance with its terms. Landlord, and each person executing this Lease on behalf of Landlord, hereby warrant and represent to Tenant that Landlord is validly organized and existing and authorized to do business under the laws of the State of Michigan, that Landlord has full power and lawful authority to enter into this Lease, and that the execution of this Lease by such individual is legally binding on the Landlord in accordance with its terms. If at any time Tenant’s parent company is not a reporting company under the Securities Exchange Act of 1934 as amended, then annually and at any other time, then annually and at any other time reasonably requested by Landlord, Tenant shall promptly furnish Landlord (and in any event within fifteen (15) days after Landlord’s request) financial statements (including balance sheets, income statements, statements of cash flows, statements of equity and all accompanying notes) reflecting Tenant’s and each subtenant’s and other occupant’s current financial condition. All such financial statements shall be in such form and contain such detail as Landlord shall reasonably request.
     26.8 If any covenant of this Lease shall be invalid, illegal or unenforceable, such covenant shall be enforced to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining covenants shall not in any way be affected or impaired.
     26.9 If the time for performance of any act or occurrence of any events falls on a day which is not a business day, the then the date for such performance or occurrence shall be postponed to the next business day. For purposes of this Lease, “business day” shall mean any day which is not a Saturday or Sunday or a day on which United States federal courts are not open for business.
     26.10 Landlord represents and warrants to Tenant, that there are no claims for brokerage commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts or actions of Landlord and Landlord agrees to indemnify Tenant and hold it harmless from all liabilities arising from an alleged agreement or act by Landlord (including, without limitation, the cost of counsel fees in connection therewith); such agreement to survive the termination of this Lease. Tenant represents and warrants to Landlord that there are no claims for brokerage commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts or actions of Tenant, and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim arising from an alleged agreement or act by Tenant (including, without limitation, the cost of counsel fees in connection therewith); such agreement to survive the termination of this Lease.
     26.11 (a) Provided (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises, (iii) no event of default of the Tenant’s obligations under the Lease shall have occurred during the Term which has not been cured, and (iv) Tenant has not exercised its Tenant Termination Right, Tenant shall have the right to purchase the Premises on the terms and conditions set forth in this Section 26.11 on October 15, 2007, October 1, 2010 and October 1, 2012. Notwithstanding anything to the contrary set forth herein, Tenant’s option to purchase the Premises shall expire if Tenant has sent a Termination Notice pursuant to Section 3.3 of the Lease. Tenant may exercise its option to purchase, if at all, by the delivery to Landlord of a written notice (the “Exercise Notice”) of Tenant’s election to purchase prior and the delivery of an earnest money deposit of $50,000.00 on or before:
(A)	July 1, 2010 in order to purchase the Premises on October 1, 2010; and

(B)	January 1, 2012 in order to purchase the Premises on October 1, 2012.
     (b) Tenant shall have thirty (30) days after the delivery of the Exercise Notice in order to obtain title work, a survey and an environmental assessment for the Premises and if they are not acceptable to Tenant, it may terminate its option to purchase the Premises by the delivery of written notice thereof (the “Termination Notice”) to Landlord prior to the expiration of the thirty (30) day period and receive a refund of the $50,000.00 earnest money deposit. If no Termination Notice is received by Landlord within the thirty (30) day period, then Tenant shall be obligated to purchase the Premises and the initial $50,000.00 earnest money deposit shall become non-refundable.
     (c) Unless Tenant has terminated the option to purchase the Premises as described above, Tenant shall deliver an additional non-refundable earnest money deposit of $50,000.00 to Landlord within thirty (30) days after the delivery of the Exercise Notice. The entire earnest money deposit shall be applied against the purchase price at closing (the “Closing”), or retained by Landlord in the event Tenant shall fail to close the purchase of the Premises on the terms and conditions set forth herein or returned to Tenant as set forth herein. If Tenant shall fail to duly deliver an Exercise Notice to Landlord prior to dates set forth above Tenant’s option to purchase the Premises shall expire. If option to purchase is duly exercised, the Closing date shall be the dates set forth in (A) or (B) above, as the case may be. The purchase price shall be paid in cash at Closing, subject to customary pro-rations. Tenant shall pay all costs and expenses (including transfer taxes) incurred in connection with the sale. The Purchase Price will be $2,131,775.00 if the Closing occurs on October 1, 2010 and $2,253,625.00, if the Closing occurs on October 1, 2012. The purchase price as set forth above shall be adjusted by the adjustments set forth herein, if any. If Tenant exercises the option to purchase the Premises, the following terms shall apply to the Closing:
1.	Landlord shall convey by covenant deed fee simple, marketable title of the Premises to Tenant, which shall warrant title to the Premises for all periods on or before the date of this Lease and also warrant title for any actions of Landlord, or its agents and representatives, after the date of this Lease. Landlord will not warrant title or protect Tenant for actions by Tenant or by others after the Effective Date of this Lease. Tenant shall pay the cost of the transfer taxes to be attached to the deed. Tenant shall pay the cost of recording the deed. Each party shall pay its own attorneys fees, and share equally any closing fees charged by any title company for closing.

2.	If the Premises are damaged or destroyed, or is threatened to be taken by eminent domain as set forth above, and the Tenant has exercised the purchase option but closing has not occurred, then Tenant shall be entitled to rescind the exercise of the purchase option, and any monies paid by Tenant to Landlord which apply to the purchase of the Premises shall be returned to Tenant. If Tenant does not terminate the purchase option, then Tenant shall receive all condemnation proceeds or insurance proceeds applicable to the Lease and the credit for rental payments shall still apply. If Tenant fails to purchase the Premises, for any reason, then Landlord shall receive all of the applicable insurance and condemnation proceeds.

3.	The closing shall take place at Landlord office or other mutually agreeable location.

4.	If either party fails to close the sale and purchase of the Premises after Tenant exercises its purchase option, then the Lease term, if then in effect, shall continue, and notwithstanding all other rights and remedies which the parties shall have under this Lease and Michigan law, either party shall have the right of specific performance to enforce the sale or purchase of the Premises.

5.	Landlord, as seller, shall furnish Tenant with an affidavit stating that Landlord is not a “foreign person” within the meaning of IRC § 1445(f)(3). If such affidavit shall not be provided, Buyer shall withhold and deliver the amount required under IRC § 1445.

6.	Because of Tenant’s option to purchase the Premises as set forth in this Lease, Landlord warrants to the Tenants that as of the date of the Lease, and to its knowledge, the following true;
(a)	It is the fee simple owner of the Premises;

(b)	It is organized under the laws of the State of Michigan, and is authorized to carry out the terms of this Agreement;

(c)	There are no condemnation proceedings pending or threatened or public improvements ordered against the Premises;

(d)	There are no restrictions affecting the Premises that are not of record or otherwise disclosed to Tenant, other than the requirements of the City of Novi. Tenant acknowledges that it has the responsibility to satisfy itself as to the City’s requirements for the site;

(e)	Neither Landlord, nor its agents, nor, to Landlord’s actual knowledge, any other parties have stored on the Premises, released into or deposited upon or below the surface of the Premises, or into any water systems on or below the surface of the Premises, any chemical, hazardous, or toxic substances or wastes (as those terms are defined in any environmental law) in violation of any applicable environmental law;

(f)	To Landlord’s actual knowledge, there are currently no underground storage tanks on the Premises;
     (d) Notwithstanding anything contained herein to the contrary, this Lease shall remain in full force and effect until the Closing has been completed. Finally, in no event shall Tenant have any future rights under this Section 26.11 if Tenant fails to close on the sale of the Premises after an Exercise Notice has been sent. At the closing, the Term of this Lease shall expire and Tenant shall enter into a Premises management agreement in the form attached hereto as Exhibit E with Northern Equities Management Company (“NEMC”) for the term of Tenant’s ownership for a management fee of $1,000.00 per month if Tenant elects to have NEMC manage the entire Premises, or $750.00 per month if Tenant elects to have NEMC manage the only the exterior of the Premises, in which event the management agreement shall be modified to apply only to the exterior of the Premises.
     26.12 At Closing, Landlord and Tenant shall enter into a Right of First Refusal Agreement and a memorandum thereof which shall be recorded. The Right of First Refusal Agreement shall provide that in the event Tenant desires to sell the Premises (by cash, mortgage, or land contract), then prior to consummating any such sale, Tenant shall offer Landlord the right to acquire the Premises on the same terms and conditions as Tenant will sell the Premises to a third party. Landlord shall have ten (10) days after Landlord has received from Tenant a copy of Tenant’s written offer to sell (or a purchaser has offered to purchase from Tenant) to exercise its option to purchase the Premises, on the same terms and conditions as have been offered by or to Tenant, by giving Tenant written notice of the same. If Landlord fails to exercise the right to purchase the Premises on the terms set forth in the offer, then Landlord’s Right of First Refusal shall be void and of no further effect if the sale of the Premises is closed on the same terms and conditions presented to Landlord. In the event Landlord accepts the offer, Landlord and Tenant shall sign an agreement to memorialize the sale of the Premises to Landlord based upon the offer, and proceed with the purchase and sale of the Premises in accordance with the terms the offer. As set forth herein, Landlord’s Right of First Refusal shall only apply to the sale of the Premises by Tenant to a third party (and shall be binding upon a subsequent purchaser if it is not a third party sale) and not a partial lease of the Premises or a refinancing of the Premises. If Landlord fails to exercise its Right of First Refusal timely, as set herein, but the sale of the Premises fails to close between the Tenant and third party on the terms set forth in the offer presented to Landlord, then Landlord’s Right of First Refusal shall be renewed and Landlord shall have the right to purchase the Premises in accordance with the terms of the Right of Refusal Agreement as set forth in this paragraph.

     If Tenant desires to lease the entire Premises, the Right of First Refusal Agreement shall provide that Tenant shall deliver written notice thereof (a “Leasing Notice”) to Landlord, and Landlord shall have the right to acquire the Premises. If Landlord delivers written notice to Tenant of Landlord’s desire to acquire the Premises within five (5) business days after the delivery of the Tenant Leasing Notice, then Tenant shall not enter into a lease for the Premises for a period of fifteen (15) days while Landlord and Tenant attempt in good faith to negotiate a purchase price for the sale of the Premises to Landlord. In the event Landlord and Tenant reach an agreement on the purchase price, then within thirty (30) days thereafter Landlord and Tenant shall enter into a written agreement of sale containing customary provisions for such purpose, and thereafter Landlord and Tenant shall proceed with the purchase and sale of the Premises in accordance with the terms of such agreement. If despite using good faith efforts, Landlord and Tenant do not reach an agreement for the purchase price within the fifteen (15) day period, Tenant may proceed to lease the Premises and Landlord shall have no further right to purchase the Premises with respect to the proposed lease provided the Premises is in fact leased by Tenant within one (1) year thereafter. The Right of First Refusal Agreement shall further provide that if the Premises is not so leased within the one (1) year period and thereafter Tenant desires to lease the Premises, it shall re-offer Landlord the right to purchase the Premises in accordance with the terms of the Right of First Refusal Agreement.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the Lease Date.

WITNESSES:	LANDLORD:

CD Partners L.L.C., a Michigan limited liability company

	By:	/s/ Matthew Sosin

	Its:	VP

TENANT:

Mercantile Bank of Michigan, a Michigan Banking Corporation

/s/ Maggie Holmgren	By:	/s/ Joseph Calvaruso

/s/ Brett Hoover	Its:	SVP

Index of Exhibits

Exhibit A-1	Floor Plan and Site Plan

Exhibit A-2	Rent Schedule

Exhibit B	Intentionally Omitted

Exhibit C	Sign Criteria

Exhibit D	Rules and Regulations

Exhibit E	Form of Management Agreement

EXHIBIT A-1
FLOOR PLAN AND SITE PLAN

EXHIBIT A-2
RENT SCHEDULE

Annual Base Rent:	Initial Term	Option Term (if exercised)

	Year 1: $159,084.00	Year 6: $188,580.00
	Year 2: $165,084.00	Year 7: $194,244.00
	Year 3: $171,084.00	Year 8: $200,064.00
	Year 4: $177,084.00	Year 9: $206,076.00
	Year 5: $183,096.00	Year 10: $212,256.00

Monthly Installment of Base Rent:

	Year 1: $13,257.00	Year 6: $15,715.00
	Year 2: $13,757.00	Year 7: $16,187.00
	Year 3: $14,257.00	Year 8: $16,672.00
	Year 4: $14,757.00	Year 9: $17,173.00
	Year 5: $15,258.00	Year 10: $17,688.00

EXHIBIT B
INTENTIONALLY OMITTED

EXHIBIT C
TENANT’S SIGN CRITERIA
Landlord and Tenant are working with the same sign company to design a tombstone and/or building sign for use by Tenant at the Premises. . Subject to approval by the City of Novi, Tenant is attempting to obtain a building sign with the following criteria:.
Building Sign:
24”H x 120”L Fabricated break-formed aluminum panel with 2” returns (sides) mounted to fascia with hidden brackets, exposed faces and sides painted Matthews Acrylic Polyurethane White. Client logos shall be cut from 1/4” plate aluminum, mechanically fastened with 1/8” studs, and stand off with 1/4” spacers. The client logos shall be full color to match their logo specifications. 3M Scotchcal vinyl may be used for aspects of the logo that cannot be cut from plate aluminum.
Suite Entrance Vinyl:
One set of surface applied 3M #7725-10 White vinyl copy shall be applied to the 21 1/2”H x 17 1/2”L Malachite Corian Plaques at each suite entrance. The suite number copy shall be Newtext Demi-Bold. There shall be a 3/16” rule line and the tenant logo shall be implemented below the rule line.
Directional vinyl:
One set of 3M #580-10 White reflective vinyl shall be applied to the directional signs. The tenant copy shall be in 2”H Helvetica Regular (extended) font.

EXHIBIT D
BUILDING RULES AND REGULATIONS
     Tenant shall comply with the following schedule of rules and regulations and take such actions as are necessary to ensure compliance by its agents, contractors and invitees. All rules and regulations set forth in this schedule shall be in addition to, and shall in no way limit, the provisions of the Lease.
No area of the Building shall be used for any purposes other than those for which they are designated. Except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food. No grilling or barbecuing is permitted on the Premises without the prior consent of Landlord
Soliciting, peddling and canvassing is prohibited on the Premises.
Nothing shall be attached to the interior or exterior of the Building other than normal. Landlord approved fixtures.
No bicycles, vehicles or animals of any kind (other than wheelchairs and seeing-eye dogs) shall be brought into the Building.
No marking, drilling, boring, cutting or defacing of the walls, floors or ceilings of the Building (other than the hanging of art work, diplomas and similar objects) shall be permitted, except as expressly provided to the contrary in the Lease.
The toilets and other plumbing fixtures shall not be used for any purpose other than that for which they are designed.
Chair mats must be used under all rolling or similar chairs. Tenant will be liable for the cost of new carpet if wear occurs from the failure to use chair mats.
8. Smoking is prohibited anywhere inside the Building. Smoking is prohibited outside the Building near the entry and exit ways, or in any other areas designed by Landlord.
Do not obstruct sidewalks, entrances, halls, elevators or stairways in or about the Building
Do not place objects against glass partitions, doors or windows which may be unsightly from the Building’s corridors, or from other areas of the Building.
After the locks have been changed by Tenant on the Commencement Date and keys have been delivered to Landlord, Tenant shall not install or change locks other than for the vault and Tenant’s information technology room located in the Premises. Landlord shall not have access to the vault or Tenant’s information technology room area without first obtaining Tenant’s consent and, at Tenant’s option, in the presence of Tenant’s designated representatives.
Machinery or mechanical devices which are not directly related to Tenant’s ordinary use of the Premises shall not be installed or operated.
Landlord shall not be responsible for any lost or stolen money or Premises.
The Premises shall not be used for sleeping or for any immoral or illegal purpose.
Building windows may be cleaned at any reasonable time.
Tenant shall provide adequate waste and rubbish receptacles for the cleaning staff.
Landlord must approve any contractor rendering any service in the Premises before performance of any contractual services. All contractors must have a certificate of insurance on file with Landlord. No contractor shall interfere with other work being performed at the Premises, nor allow its employees or agents to interfere with such work.
Parking Regulations:

(i)	Parkers will be expected to park their vehicles in an orderly manner within the marked stalls provided.

(ii)	It is recommended that vehicles be left in a “brakes on, doors locked” condition at all times.

(iii)	No vehicles will be allowed to park in any driveway area or in any manner which will interfere with the normal flow of traffic.

(iv)	Vehicles parked illegally will be towed at the vehicles owner’s expense.

(v)	Tenant agrees that all its employees have been fully informed as to the content of these regulations.

(vi)	Landlord or Landlord’s agents and employees shall not be liable for and Tenant waives all claims through Tenant resulting from any accident or occurrence in and upon the parking area.

(vii)	All vehicles parked in the parking areas shall be in good condition and repair, driven and handled at the risk of the owner.

(viii)	Vehicle owner or owner’s agents shall not wash, wax or otherwise clean or prep the interior/exterior of vehicles or perform any maintenance whatsoever on vehicles within the parking area or on any part of the parking lot servicing the Building.

(ix)	In the event that vehicle owner’s use of the parking area violates any local, county or state law, regulation or ordinance, automobile owner’s right to utilize the parking area shall immediately cease.

(x)	Parking areas shall not be used to store vehicles or for parking unduly large commercial or recreational vehicles.
The rules and regulations must be observed unless they are waived in writing by Landlord.
Tenant shall be responsible for the observance of all the foregoing rules and regulations, as well as the applicable provisions of the Lease, by Tenant’s employees, agents, contractors and invitees. Landlord shall not be responsible for any violation of the .foregoing rules and regulations by other tenants of the Building and shall have no obligation to enforce the same against other tenants. Landlord shall have the right to amend these rules and regulations from time to time in accordance with the terms of the Lease.

EXHIBIT E
MANAGEMENT AGREEMENT
     THIS AGREEMENT, made this     day of                     , 20                     by and among Mercantile Bank Corporation, a Michigan corporation, (hereinafter referred to as the “Owner”) whose address is 28350 Cabot Drive, Novi, Michigan 48377, and Northern Equities Management Corporation, a Michigan corporation (hereinafter referred to as the “Agent”) whose address is 39000 Country Club Drive Farmington Hills, Michigan 48331.
In consideration of the covenants herein contained, the parties hereto agree as follows:
1. Appointment. The Owner hereby appoints the Agent, and the Agent hereby accepts appointment, on the terms and conditions hereinafter provided, as the Owner’s exclusive agent to manage, rent, lease and operate the Premises known as 28175 Cabot Drive, Novi, Michigan (hereinafter referred to as the “Premises”).
2. Term and Renewal. The term of this Agreement shall be five (5) years beginning on the date hereof, and shall thereafter automatically renew for one (1) additional five (5) year term with the same terms and conditions as are herein contained. Tenant shall only have the right to terminate this Agreement if Landlord is in material breach in the performance of its duties hereunder, and such material breach is not cured within thirty (30) days after the delivery of written notice thereof from Tenant to Landlord, which notice shall provide with specificity the claimed material breach.
3. Responsibilities of Agent. The Owner agrees to give the Agent the following authority and powers (all or any of which may be exercised in the name of the Owner) and agrees to assume all expenses in connection therewith:
     3.1 To cause to be hired, paid and supervised all persons necessary to be employed in order to properly maintain and operate the Premises who, in such instance, shall be the Agent’s and not the Owner’s employees, and cause to be discharged all persons unnecessary or undesirable and execute and file all returns and other instruments and perform all acts required to the Agent as an employer with respect to the Premises;
     3.2 To cause the Premises to be maintained in such conditions as may be deemed advisable by the Owner, and cause routine repairs and incidental alterations of the building to be made, including, but not limited to, electrical, plumbing, carpentry, masonry and any other routine repairs and incidental alterations as may be required in the course of ordinary maintenance and care of the Premises. Repairs or alterations involving an expenditure in excess of Two Thousand Dollars ($2,000) for any one item shall be made only with the prior written approval of the Owner, except that emergency repairs, i.e., those immediately necessary for the preservation or safety of the Premises or for the safety of the tenants of the Premises or other persons, or required to avoid the suspension of any necessary service in or to the Premises may be made by the Agent irrespective of the cost thereof, without the prior approval of the Owner if the Agent makes a reasonable attempt to communicate with the Owner in order to obtain such approval;
     3.3 To bill and collect charges from tenants of the Premises, if any, consistent with their respective leases to pay all costs and expenses associated with the repair and maintenance of the Premises, and to direct such tenants to make such payments directly to Agent, provided Agent shall collect such funds for the benefit of Owner and as Owner’s Agent and not for its own account, although Agent may deposit such funds in its regular bank accounts;
     3.4 To recommend, and with the approval of the Owner, cause all such acts and things to be done in or about the Premises as shall be necessary or desirable to comply with any and all orders or notice of violations affecting the Premises placed thereon by any federal, state, county or municipal authority having jurisdiction thereover, except that if failure promptly to comply with any such order or violation would or might expose the Owner or the Agent to criminal liability, the Agent may cause such order or notice of violation to be complied with without the prior approval of the Owner if the Agent makes a reasonable attempt to communicate with the Owner to obtain such approval, it being understood that the Agent shall notify the Owner promptly after receipt of any order or notice of violation, as aforesaid;
     3.5 To enter into all necessary or desirable service contracts in respect of the repair and operation of the Premises, including without limitation contracts for electricity, gas, air conditioning, equipment maintenance, water treatment, janitorial, landscaping, window cleaning, rubbish removal, snow removal, fuel oil, detective agency protection, vermin extermination, architects’ and engineers’ services required for the planning and supervision of Premises, but any such contract having a term longer than one (1) year or requiring an annual payment in excess of Five Thousand Dollars ($5,000) must be authorized by the Owner;
     3.6 To purchase all supplies, which shall be necessary to properly maintain and operate the Premises, and credit to the Owner any discounts or commissions obtained for purchases;
     3.7 To check all bills received for services, work and supplies ordered in connection with maintaining and operating the Premises and pay or cause all such bills to be paid from funds furnished by the Owner;
     3.8 Owner shall handle all insurance coverage for the Premises;
     3.9 To maintain in a manner customary and consistent with generally accepted accounting principles, a system of accounts to which shall be entered fully and accurately each and every financial transaction with respect to the operation of the Premises. To prepare and render to the Owner, annual statements of operations;
     3.10 To keep Owner informed of the financial status and physical condition of the Premises and other items that Owner should reasonably be made aware of;
     3.11 To cause to be prepared and filed all necessary forms relating to the maintenance and operation of the Premises required by any federal, state, county or municipal authority having jurisdiction thereover;
     3.12 To set up and maintain orderly files containing rent records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers and all other documents and papers pertaining to the Premises and the operation and maintenance thereof, the same to be and at all times to remain the Premises of the Owner, and the Agent shall upon request of the Owner, make same available to the Owner, and the Owner’s accountants and attorneys;
     3.13 To cooperate with the Owner’s accountants and auditors in regard to the annual audit or any periodic audits of the books of the Owner.
     3.14 To cooperate with Owner’s accountants in regard to the preparation and filing on behalf of the Owner of federal, state, city and any other income and other filings required by any governmental authority;
     3.15 To generally, do all things reasonably deemed necessary or desirable for the proper management of the Premises;
     3.16 To collect its management fees from the Owner.
     3.17 To perform, for the Owner’s account and on its behalf, any lawful act and everything lawful and necessary or desirable in order to carry out the Agent’s agreements contained in this Agreement. It is expressly understood and agreed that everything done by the Agent under the provisions of this Agreement shall be done as Agent of the Owner, and any and all reasonable obligations, costs or expenses incurred by the Agent in the performance of its obligations under this Agreement shall be borne by the Owner and not by the Agent. It is expressly understood, however, that the Agent shall not be compensated for (i) the costs incurred by the Agent in maintaining its own office staff, and (ii) its general overhead. Any payments made by the agent hereunder shall be made out of such funds as the Agent may from time to time hold for the account of the Owner or as may be provided by the Owner. The Agent shall not be obliged to make any advance to, or for the account of, the Owner or to pay any amount except out of funds held or provided aforesaid nor shall the Agent be obliged to incur any extraordinary liability or obligation unless the Owner shall furnish the Agent with the necessary funds for the discharge thereof.
     3.18 Agent (and any successor management company or anyone charged with the maintenance of the Premises) shall competitively bid, on an annual basis, all services rendered by all subcontractors and vendors of Agent who have annual contracts and shall use its best efforts to pass on savings incurred by the “buying power” of Agent.
     3.19 Agent shall provide the maintenance and service standards for the Premises, Building, grounds and surrounding grounds in accordance with class “A” building standards.

4. Banking. All funds of the Owner in the possession of the Agent shall be held by the Agent for the Owner, in trust, and shall be deposited by the Agent in Owner’s bank located at the Premises.
5. Compensation. All compensation payable to the Agent for its services hereunder shall be payable by the Owner in accordance with the attached fee schedule [to be prepared consistent with the terms of Section 26.11 of the Lease].
6. Indemnity. The Owner shall indemnify, defend and save the Agent harmless from and against all claims, losses, costs and liabilities arising out of damage to Premises, or injury to, or death of persons (including the Premises and persons of the parties hereto, and their agents, subcontractors and employees) occasioned by or in connection with the use, management, operation, ownership, maintenance or control of the Premises unless caused by a material breach of this agreement by Agent.
7. Assignment. This Agreement may not be assigned by the Agent without the prior written consent of the Owner, which will not be unreasonably conditioned or withheld. Subject to the provisions hereof, all of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Owner and the Agent to the same extent as if each successor and assign were in each case named as a party to this Agreement.
8. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
9. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.
10. Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by either party to the other, shall be in writing and delivered personally or by certified mail, return receipt requested, with postage prepaid, at the address first above mentioned. A party may change the name or address for the giving of notice provided above by written notice to the other party.
11. Entire Agreement. This Agreement and the documents to which reference in it has been made, shall be construed together and constitute the entire, full and complete agreement between the Owner and the Agent, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein, which are of any force or effect.
12. Modifications. This Agreement may not be changed or modified except by written document signed by both the Owner and the Agent.
(signatures begin on the next page)

IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby, have executed this Agreement as of the day and year first above written.
WITNESSED BY:

Mercantile Bank OF MICHIGAN,
a Michigan Banking Corporation

By:

Its:

“OWNER”

NORTHERN EQUITIES MANAGEMENT
CORPORATION, a Michigan corporation,

By:
Neil J. Sosin, President “AGENT”